Exhibit 99.1

TTM Technologies, Inc.	Contact: Steve Richards 714-327-3000

TTM TECHNOLOGIES, INC. ANNOUNCES CHANGES TO ITS EXECUTIVE TEAM

COSTA MESA, CA – January 31, 2013 – TTM Technologies, Inc. (Nasdaq: TTMI), a major global printed circuit board (PCB) manufacturer, today announced that Steven Richards, the company’s Executive Vice President and Chief Financial Officer has resigned from the company to pursue other interests. Mr. Richards will remain with the company though March 29, 2013 in order to transition his duties to his successor.

“I want to thank Steve for his dedicated years of service to TTM. For more than 12 years, he has been an integral part of TTM’s formative years and successfully led the company through major acquisitions in advancing our growth agenda. We wish him much success as he pursues other interests,” said Mr. Kent Alder, TTM’s Chief Executive Officer.

The company also announced that Todd Schull has been appointed Executive Vice President, effective February 20, 2013 and will assume the role of Executive Vice President and Chief Financial Officer of TTM Technologies, Inc., effective March 2, 2013. Mr. Schull will report to Mr. Alder.

Mr. Schull brings more than 30 years of financial management experience and electronics industry experience in the U.S., Europe and Asia to his new role. Most recently he served as Senior Vice President of Finance and Corporate Controller at Sanmina Corporation (Nasdaq: SANM).

“I am pleased to welcome Todd Schull to our executive leadership team,” said Mr. Alder. “Todd has extensive experience in the electronics sector, not only in contract manufacturing but in the electronic manufacturing services industry, and will be a valuable addition to TTM. His deep expertise and knowledge of global business, finance and accounting practices will help to advance our business and strategic goals.”

Mr. Schull joins TTM Technologies from Sanmina Corporation, where he served as Senior Vice President of Finance and Corporate Controller. Prior to joining Sanmina, Mr. Schull was Corporate Controller of Ultratech from 2003 to 2005. He started his career with Deloitte LLP and then held leadership positions with Verbatim Corporation, Solectron Corporation, Tidal Software, Repeater Technologies, and VA Linux. Mr. Schull earned a Bachelor of Science degree, magna cum laude, in accounting from the University of Utah in Salt Lake City, Utah. He is a member of the American Institute of Certified Public Accountants and the California State Society of Certified Public Accountants.

About TTM Technologies

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.